EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Results for the Second Quarter of Fiscal 2020 and Provides Business Update

Second Quarter Fiscal 2020 Highlights

(All comparisons year-over-year unless otherwise noted)

•	Revenues of $18.9 million, an increase of 105%, compared to $9.2 million
•	Loss from operations improved to $(8.1) million compared to $(17.6) million
•	Net loss decreased to $(14.8) million compared to $(19.5) million
•	Adjusted EBITDA of $(3.3) million compared to $(14.5) million
•	Gross profit of $0.2 million (0.9% gross margin) compared to gross loss of $(3.6) million ((39.5)% gross margin)
•	Operating expense of $8.3 million, a decrease of $5.7 million, or 41%
•	Backlog of $1.34 billion, an increase of $80.8 million, or 6%

DANBURY, CT – June 12, 2020 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology -- with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its second fiscal quarter ended April 30, 2020 and key business highlights.

“First and foremost, our focus remains on the health and safety of our employees as we navigate the unprecedented COVID-19 pandemic. Despite this challenging environment, I’m pleased with our second quarter performance, where we achieved significant progress in executing our “Powerhouse” business strategy,” said Jason Few, President and CEO. “We have made strides in advancing our integrated business model, which includes developing and managing generation assets. We remain focused on accelerating revenue growth, which more than doubled this quarter, fueled by increases in Generation, Service and Advanced Technology. At the same time, we continued to manage costs and enhance gross margin.” Mr. Few concluded, “Despite the challenges of the current global environment resulting from the COVID-19 pandemic, we continued to execute against our project pipeline and advanced our work with ExxonMobil Research and Engineering Company in pursuit of commercializing our proprietary carbon capture solution. We still have work to do but are on a clear strategic path to continue making progress and achieving our goals.”

COVID-19 Update

•

We continue to follow appropriate safety precautions, including continued work-from-home for those who can, and we currently anticipate the closure of our manufacturing facility in Torrington, CT to continue through at least June 22nd.

•

We remain in contact with global team members, suppliers and customers to ensure timely sharing of information to help minimize any interruption in the execution of our business plan, and to help with the efficient restart of our manufacturing facility when appropriate.

Powerhouse Business Strategy Update

In January 2020, we launched our Powerhouse business strategy, which is focused on initiatives intended to Transform, Strengthen and Grow our company over the next three years. During the second quarter of fiscal 2020, despite the Torrington, Connecticut facility closure, we made significant progress on certain projects, including the 7.4 megawatt fuel cell project located on the U.S. Navy Submarine Base in Groton, Connecticut, and the start of construction on a 1.4 megawatt biofuel project located in San Bernardino,

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 2

California. We also continued the development of our Advanced Technology platform applications, including a higher level of activity compared to the first quarter of fiscal 2020 under the carbon capture program with ExxonMobil Research and Engineering Company, and made progress on our solid oxide energy platform, as we work to commercialize electrolysis, long-duration hydrogen-based energy storage and hydrogen power generation.

Second Quarter Fiscal 2020 Results

Note: All comparisons between periods are between the second quarter of fiscal 2020 and the second quarter of fiscal 2019, unless otherwise specified. In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

Consolidated Financial Metrics

	Three Months Ended April 30,
(Amounts in thousands)	2020	2019	Change
Total revenues	$ 18,880	$ 9,216	105%
Gross profit (loss)	167	(3,640)	105%
Loss from operations	(8,142)	(17,623)	54%
Net loss	(14,769)	(19,530)	24%
EBITDA	(3,670)	(15,424)	76%
Net loss to common stockholders	(15,569)	(22,876)	32%
Net loss per basic and diluted share	$ (0.07)	$ (2.06)	97%

Adjusted EBITDA	$ (3,295)	$ (14,466)	77%

Financial Performance

Second quarter revenue of $18.9 million increased 105%, reflecting an increase in Generation revenues, Advanced Technologies revenues, and Service and License revenues.

•

Generation revenues increased by 184% to $4.6 million from $1.6 million, primarily benefitting from additional revenue associated with the Bridgeport Fuel Cell Project, which was acquired in May 2019, and the closing of a sale-leaseback financing transaction with respect to the Tulare BioMAT project during the three months ended April 30, 2020.

•

Advanced Technologies contract revenues increased by 46% to $7.3 million from $5.0 million due to the addition of the Joint Development Agreement with ExxonMobil Research and Engineering Company (which was executed during the first quarter of fiscal 2020) and the timing of activity under other existing contracts.

•	Service and License revenues increased by 168% to $7.0 million from $2.6 million primarily due to revenue from module replacements under customer service agreements.

Gross profit totaled $0.2 million, compared to a gross loss of $(3.6) million, benefitting from increased Advanced Technology work under the Joint Development Agreement with ExxonMobil Research and Engineering Company as well as lower manufacturing costs resulting from our reduction in workforce during fiscal 2019, partially offset by approximately $1.0 million of manufacturing variances due to the

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 3

shutdown of our Torrington manufacturing facility due to the COVID-19 pandemic and a loss from our Generation portfolio due to maintenance and repairs at several plants during the quarter.

Operating expenses decreased 41% to $8.3 million, compared to $14.0 million. This reduction consists primarily of a reduction in Research & Development expenses to $1.1 million (from $4.2 million), reflecting the decreased allocation of resources to research and development and lower headcount, and a reduction in Administrative & Selling expenses to $7.2 million (from $9.8 million), reflecting lower legal and consulting costs.

Net loss totaled $(14.8) million compared to net loss of $(19.5) million.

Adjusted EBITDA totaled $(3.3) million compared to an Adjusted EBITDA of $(14.5) million. Total depreciation and amortization expense for the quarter was $4.5 million, of which $3.2 million was attributable to our Generation portfolio. Please see the discussion of non-GAAP financial measures, including EBITDA and Adjusted EBITDA, as well as applicable reconciliations in the appendix at the end of this release.

The net loss per share attributable to common stockholders was $(0.07) compared to $(2.06), including a non-cash mark to market accounting expense of $3.4 million associated with the warrants issued to the lenders under our credit agreement (the “Orion Facility”) with Orion Energy Partners Investment Agent, LLC (the “Agent”) and its affiliated lenders, which accounted for an approximately $0.02 per share impact on the reported net loss per share. The lower net loss per common share is primarily due to higher weighted average shares outstanding due to share issuances since April 30, 2019.  Results in the prior-year quarter included a deemed contribution of $1.6 million on the Company’s Series C Convertible Preferred Stock, as well as deemed dividends of $1.0 million on the Company’s Series D Convertible Preferred Stock.

Cash and Financing Update

The Company’s cash, cash equivalents and restricted cash consist of (a) restricted cash and cash equivalents, which consist of amounts pledged as performance security, reserved for future debt service requirements, reserved for letters of credit for certain banking requirements and contracts and reserved to pay down the Orion Facility and can be accessed or redeployed into other project financing at the option of and only with the approval of the lenders and the Agent under the Orion Facility or other lenders or third parties; (b) project cash and cash equivalents, which consist of amounts borrowed under the Orion Facility which can be used only by our consolidated wholly-owned project subsidiaries in the normal course of operations for project construction, purchase of equipment (including inventory from FuelCell Energy, Inc.) and working capital for projects approved under the Orion Facility in accordance with each project’s construction budget and schedule and which are classified as unrestricted cash on the Company’s consolidated balance sheets; and (c) unrestricted cash and cash equivalents, which can be used by the Company for general corporate purposes, including working capital at the corporate level, and which include the proceeds of the Paycheck Protection Program Promissory Note (the “PPP Note”) received during the quarter ended April 30, 2020. Unrestricted cash and cash equivalents, as presented on the Company’s consolidated balance sheets, consist of the amounts described in (b) and (c) above. As of April 30, 2020, unrestricted cash and cash equivalents totaled $29.1 million compared to $9.4 million as of October 31, 2019. Of this amount, project cash and cash equivalents funded under the Orion Facility totaled $18.6 million as of April 30, 2020 compared to $0 as of October 31, 2019. Excluding project cash and cash equivalents and the remaining balance of approximately $6.0 million under the PPP Note, which may only be used for certain payroll and other eligible expenditures, unrestricted cash and cash equivalents totaled $4.5 million as of April 30, 2020 compared to $9.4 million as of October 31, 2019.

Subsequent to quarter end, on June 8, 2020, in order to alleviate substantial doubt about the Company’s ability to continue as a going concern, the Company and certain of its affiliates as guarantors entered into a fifth amendment to the Orion Facility with the Agent and its affiliated lenders (the “Fifth Orion Amendment”). Pursuant to the terms of the Fifth Orion Amendment and the amended Orion Facility, the lenders have committed to make available certain delayed-draw loans to the Company in an aggregate

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 4

principal amount of up to $35 million (the “Secondary Facility Loans”) between the execution date and September 14, 2020. Such Secondary Facility Loans may be used for general corporate purposes of the Company or the guarantors in accordance with either (i) the then effective operating budget of the Company or the guarantors or (ii) the cash use forecast delivered by the Company to the Agent on June 6, 2020. Any draws under the Secondary Facility Loans must be repaid by September 1, 2021.  Refer to the Company’s Form 10-Q (filed on June 12, 2020), Note 18. “Subsequent Events” for additional details regarding the Secondary Facility Loans.

Backlog

	As of April 30,
(Amounts in thousands)	2020	2019	Change
Product	$ -	$ 1	-
Service(1)	160,944	200,838	-20%
Generation	1,104,347	1,006,412	10%
License	22,369	23,495	-5%
Advanced Technologies	56,785	32,942	72%
Total Contract Backlog	$ 1,344,445	$ 1,263,688	6%

(1) In July 2018, we contracted to operate and maintain a 20 megawatt plant for Korea Southern Power Company (“KOSPO”). This contract was originally represented in backlog as 20 years reflecting the total term of the contract. Under the terms of the contract, KOSPO has a renewal option in year 10. Thus, under the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which was implemented on November 1, 2018, service backlog was reduced by $64.3 million in 2019 compared to amounts previously disclosed. Should KOSPO exercise this option, service backlog will be adjusted accordingly.

Contract backlog increased to $1.34 billion as of April 30, 2020, reflecting additional generation backlog as a result of the acquisition of the Bridgeport Fuel Cell Project, offset by the removal of the Bolthouse Farms project from backlog due to the termination of the applicable power purchase agreement and revenue recognized during the period. Only projects for which we have a power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. Service backlog decreased mainly due to the acquisition of the Bridgeport Fuel Cell Project. Together, the service and generation portion of backlog had an average weighted term of approximately 18 years based on dollar backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss second quarter fiscal 2020 results and key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the June 12th earnings call event, or click here.

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 5

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 4307706.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, changes by the U.S. Small Business Administration or other governmental authorities regarding the Coronavirus Aid, Relief, and Economic Security Act, the Payroll Protection Program or related administrative matters, and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to customers’ capital budgets and investment plans, impacts to the Company’s project schedules, impacts to the Company’s ability to service existing projects, and impacts on the demand for the Company’s products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in developing environmentally responsible distributed baseload power solutions through our proprietary fuel cell technology. We develop turn-key distributed power generation solutions and operate and provide comprehensive services for the life of the power plant. We are working to expand the proprietary technologies that we have developed over the past five decades into new products, applications, markets and geographies. Our mission and purpose remains to utilize our proprietary, state-of-the-art fuel cell platforms to reduce the global environmental footprint of baseload power generation by providing environmentally responsible solutions for reliable electrical power, hot water, steam, chilling, distributed hydrogen, microgrid applications, electrolysis, long-duration hydrogen-based energy storage and carbon capture and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our systems answer the needs of diverse customers across several markets, including utility companies, municipalities, universities, hospitals, government entities and a variety of industrial and commercial enterprises. We provide solutions for various applications, including utility-scale distributed generation, on-site power generation and combined heat and power, with the differentiating ability to do so utilizing multiple sources of fuel including natural gas, renewable biogas (i.e., landfill gas, anaerobic digester gas), propane and various blends of such fuels. Our multi-fuel source capability is significantly enhanced by our proprietary gas-clean-up skid.

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 6

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

#

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 7

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2020	October 31, 2019
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$29,087	$9,434
Restricted cash and cash equivalents – short-term	8,082	3,473
Accounts receivable, net	6,117	3,292
Unbilled receivables	7,475	7,684
Inventories	54,945	54,515
Other current assets	5,672	5,921
Total current assets	111,378	84,319

Restricted cash and cash equivalents – long-term	36,250	26,871
Project assets	153,874	144,115
Inventories – long-term	9,018	2,179
Property, plant and equipment, net	38,530	41,134
Operating lease right-of-use assets, net	10,051	-
Goodwill	4,075	4,075
Intangible assets	20,615	21,264
Other assets	10,850	9,489
Total assets	$394,641	$333,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$13,834	$21,916
Current portion of operating lease liabilities	770	-
Accounts payable	13,567	16,943
Accrued liabilities	10,905	11,452
Deferred revenue	12,629	11,471
Preferred stock obligation of subsidiary	899	950
Total current liabilities	52,604	62,732

Long-term deferred revenue	29,907	28,705
Long-term preferred stock obligation of subsidiary	16,420	16,275
Long-term operating lease liabilities	9,716	-
Long-term debt and other liabilities	176,821	90,140
Total liabilities	285,468	197,852

Redeemable Series B preferred stock (liquidation preference of $64,020 at April 30, 2020 and October 31, 2019)	59,857	59,857
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value); 225,000,000 shares authorized at April 30, 2020 and October 31, 2019; 211,052,401 and 193,608,684 shares issued and outstanding at April 30, 2020 and October 31, 2019, respectively)	21	19
Additional paid-in capital	1,180,042	1,151,454
Accumulated deficit	(1,130,009)	(1,075,089)
Accumulated other comprehensive loss	(738)	(647)
Treasury stock, Common, at cost (34,194 and 42,496 at April 30, 2020 and October 31, 2019, respectively)	(437)	(466)
Deferred compensation	437	466
Total stockholders’ equity	49,316	75,737
Total liabilities and stockholders’ equity	$394,641	$333,446

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2020	2019
Revenues:
Product	$-	$-
Service and license	6,972	2,598
Generation	4,631	1,633
Advanced Technologies	7,277	4,985
Total revenues	18,880	9,216

Costs of revenues:
Product	2,838	6,393
Service and license	5,967	1,745
Generation	5,692	1,685
Advanced Technologies	4,216	3,033
Total cost of revenues	18,713	12,856

Gross profit (loss)	167	(3,640)

Operating expenses:
Administrative and selling expenses	7,168	9,805
Research and development expense	1,141	4,178
Total costs and expenses	8,309	13,983

Loss from operations	(8,142)	(17,623)

Interest expense	(3,584)	(1,807)
Change in fair value of common stock warrant liability	(3,372)	-
Other income (expense), net	340	(31)

Loss before provision for income taxes	(14,758)	(19,461)

Provision for income taxes	(11)	(69)

Net loss	(14,769)	(19,530)

Series A warrant exchange	-	(3,169)
Series B preferred stock dividends	(800)	(800)
Series C preferred stock deemed contributions	-	1,599
Series D preferred stock deemed dividends	-	(976)

Net loss attributable to common stockholders	$(15,569)	$(22,876)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.07)	$(2.06)
Basic and diluted weighted average shares outstanding	211,000,091	11,090,698

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 9

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2020	2019
Revenues:
Product	$—	$—
Service and license	12,584	14,370
Generation	10,073	3,112
Advanced Technologies	12,487	9,517
Total revenues	35,144	26,999
Costs of revenues:
Product	4,854	9,815
Service and license	7,585	14,064
Generation	11,249	3,321
Advanced Technologies	8,008	5,644
Total costs of revenues	31,696	32,844
Gross profit (loss)	3,448	(5,845)
Operating expenses:
Administrative and selling expenses	12,434	16,564
Research and development expenses	2,296	10,458
Total costs and expenses	14,730	27,022
Loss from operations	(11,282)	(32,867)
Interest expense	(6,861)	(4,271)
Change in fair value of common stock warrant liability	(37,617)	—
Other income, net	871	129
Loss before provision for income taxes	(54,889)	(37,009)
Provision for income taxes	(31)	(69)
Net loss	(54,920)	(37,078)
Series A warrant exchange	—	(3,169)
Series B preferred stock dividends	(1,731)	(1,600)
Series C preferred stock deemed contributions and redemption value adjustment, net	—	(7,406)
Series D preferred stock deemed dividends and redemption accretion	—	(6,661)
Net loss attributable to common stockholders	$(56,651)	$(55,914)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.27)	$(5.77)
Basic and diluted weighted average shares outstanding	206,560,031	9,683,253

FuelCell Energy Second Quarter Fiscal 2020 Results                                                                                             Page 10

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,
(Amounts in thousands)	2020	2019	2020	2019
Net loss	$ (14,769)	$ (19,530)	$ (54,920)	$ (37,078)
Depreciation and amortization (1)	4,472	2,199	9,102	4,398
Provision for income taxes	11	69	31	69
Other (income)/expense, net(2)	(340)	31	(871)	(129)
Change in fair value of common stock warrant liability	3,372	-	37,617	-
Interest expense	3,584	1,807	6,861	4,271
EBITDA	$ (3,670)	$ (15,424)	$ (2,180)	$ (28,469)
Stock-based compensation expense	375	958	863	1,940
Legal settlement (3)	-	-	(2,200)	-
Adjusted EBITDA	$ (3,295)	$ (14,466)	$ (3,517)	$ (26,529)

(1)

Includes depreciation and amortization on our Generation portfolio of $3.2 million and $6.4 million for the three and six months ended April 30, 2020, respectively, and $1.0 million and $2.0 million for the three and six months ended April 30, 2019, respectively.

(2)

Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

(3)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.